Exhibit 10.29

Description of Arrangement for Directors Fees

Except as set forth below, the following sets forth the amount of fees payable to outside directors of NBT Bancorp for their services as Directors in fiscal year 2008:

Event	Fee

Annual retainer	Cash (Member) - $5,000
Restricted Stock (Member) - $10,000
Restricted Stock (Chairman) - $50,000
Deferred common stock (Member) – 400 shares
Deferred common stock (Chairman) – 600 shares

Board meeting attended	Cash (Member) - $900 per meeting
Cash (Chairman) - $1,000 per meeting

Telephonic board meeting	Cash (Member) - $900 per meeting
Cash (Chairman) - $1,000 per meeting

Committee meeting attended	Cash (Member) - $600 per meeting
Cash (Chairman) - $900 per meeting

Telephonic committee meeting	Cash (Member) - $600 per meeting
Cash (Chairman) - $900 per meeting

Common stock options	Member - 1,000 shares multiplied by the number of board meetings attended in the prior year and divided by the number of meetings held in the prior year.

Chairman - 5,000 shares multiplied by the number of board meetings attended in the prior year and divided by the number of meetings held in the prior year.

Special meeting held with committee member representative at the request of management for the purpose of discussing board related matters.	$900 per meeting

The Chairman of the Board receives $1,000 for each board and committee meeting attended except for Compensation & Benefits Committee, Risk Management Committee and the Nominating, Organization & Board Affairs Committee for which the Chairman currently fails to meet “Director Independence” requirements identified under applicable sections of NASDAQ Corporate Governance Rules.